Exhibit 4.2

-XXX-	Jupai Holdings Limited	-XXX-

INCORPORATED IN THE CAYMAN ISLANDS

SHARE CERTIFICATE

AUTHORISED CAPITAL:	US$500,000 divided into (i) 600,000,000 ordinary shares of a par value of US$0.0005 each and (ii) 400,000,000 shares of a par value of US$0.0005 each.

This is to certify that                                                                                                          Of

<Address>

is the registered holder of XXX Ordinary Shares fully paid and non-assessable, subject to the rules and laws governing the administration of the Company

Given under the Common Seal of the said Company
This XXX

The Common Seal of the Company was hereunto affixed in the presence of

Director